EXHIBIT 10.4
Employee Restricted Stock Agreement (U.S. Affiliate)
This Employee Restricted Stock Agreement (U.S. Affiliate) (this “Agreement”), dated as of [______________] (the “Date of Grant”), is entered into by and between Alexandria Real Estate Equities, Inc. (the “Company”) and [______________] (the “Grantee”).
RECITALS
Whereas, the Grantee is an employee of [______________] (the “U.S. Affiliate”), an Affiliate (as defined in the Plan, as defined below); and
Whereas, pursuant to the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has determined to make a grant of restricted stock (“Restricted Stock”) to the Grantee on the terms and conditions set forth herein (and subject to the terms and provisions of the Plan).
Therefore, the Company and the Grantee (collectively, the “Parties”) agree as follows:
In consideration of the Recitals and the following mutual covenants, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Grantee is hereby granted shares of Restricted Stock (the “Stock Grant”) on the date hereof subject to the terms and conditions set forth herein and in the Plan.
A.    The Stock Grant.
The Grantee is hereby granted [______________] shares of the Company’s common stock, par value $.01 per share (the “Stock”), pursuant to the terms and conditions of this Agreement.
B.    Terms and Conditions of the Stock Grant.
1.    Restrictions and Restricted Period.
(a)    Restrictions. Shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section B(4) below until the completion of the applicable Restricted Period (as defined in Section B(1)(b) below); provided, however, that the Committee (or any person or subcommittee authorized by the Committee) may, in its sole discretion, permit the transfer of any such shares in a manner consistent with applicable tax and securities laws upon the Grantee’s request; provided, further, however, that (i) no such shares may be transferred for consideration and (ii) any such shares that are transferred shall be subject to all of the terms and conditions of this Agreement, including but not limited to a risk of
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forfeiture as described in Section B(4) below until the completion of the applicable Restricted Period (as defined in Section B(1)(b) below).
(b)    Restricted Period and Trading Restriction. Except as may otherwise be specifically provided in a fully executed employment agreement between the Grantee and the Company or the U.S. Affiliate, the restrictions set forth above shall lapse and the Restricted Stock shall become fully and freely transferable (provided that such transfer is otherwise in accordance with federal and state securities laws) and non-forfeitable in accordance with the vesting schedule set forth in Appendix (each of the periods from the Date of Grant to each of the vesting dates set forth in Appendix (each, a “Vesting Date”) being herein referred to as a “Restricted Period”). Please refer to Appendix: Vesting Schedule.
Notwithstanding the foregoing or anything in this Agreement or Appendix to the contrary, with respect to each installment of shares of Restricted Stock vesting on each Vesting Date (each such installment, the “Vested Shares”), the Grantee shall be prohibited from selling, assigning, transferring, pledging, hypothecating or otherwise disposing of such Vested Shares during the period commencing on (and including) the applicable Vesting Date for such Vested Shares and ending on (and including) the day immediately prior to the first anniversary of such Vesting Date (such prohibition, the “Trading Restriction”), except (i) to satisfy any applicable tax withholding obligations with respect to such Vested Shares, (ii) following the Grantee’s termination of employment by the Company or the U.S. Affiliate without “Cause” or by the Grantee for “Good Reason,” or due to the Grantee’s death or “Disability” (as such terms or similar terms are defined in any fully executed employment agreement between the Grantee and the Company or the U.S. Affiliate or, in the absence of such employment agreement, as such terms are defined in the Plan), or (iii) upon and following a Change of Control (as such term is defined in any fully executed employment agreement between the Grantee and the Company or the U.S. Affiliate or, in the absence of such employment agreement, as such term is defined in the Plan); provided, however, that the Committee (or any person or subcommittee authorized by the Committee) may, in its sole discretion, permit the transfer of any such Vested Shares in a manner consistent with applicable tax and securities laws upon the Grantee’s request, except that (x) no such shares may be transferred for consideration and (y) any such shares that are transferred shall be subject to all of the terms and conditions of this Agreement, including but not limited to the Trading Restriction until the lapse of such Trading Restriction.
(c)    Forfeiture on Account of Detrimental Activity. Notwithstanding any other provision of this Agreement to the contrary, the Grantee shall not engage in any Detrimental Activity prior to, or during the six (6) month period following, the completion of a Restricted Period. For purposes of this Section B(1)(c), “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business that is or may be (in the reasonable discretion of the Company) competitive with the Company or the U.S. Affiliate, directly or indirectly, in the business of owning, operating, acquiring, managing, leasing, expanding, redeveloping or developing commercial properties throughout the United States containing office and laboratory space designed or improved for lease to pharmaceutical, biotechnology, life science product and services companies, not-for-profit scientific research institutions, or universities and related government agencies; (ii) the
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disclosure to anyone outside the Company and the U.S. Affiliate, or the use in other than the Company’s or the U.S. Affiliate’s business, without prior written authorization from the Company or the U.S. Affiliate, of any confidential information or material, as defined in any agreement the Grantee has signed with the Company or the U.S. Affiliate protecting confidential information and intellectual property, relating to the business of the Company or the U.S. Affiliate, acquired by the Grantee either during or after employment with the Company or the U.S. Affiliate (“Confidential Information”); (iii) the failure or refusal to disclose promptly and to assign to the Company or the U.S. Affiliate, pursuant to any agreement the Grantee has signed with the Company or the U.S. Affiliate protecting confidential information and intellectual property, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Grantee during employment by the Company or the U.S. Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or the U.S. Affiliate or the failure or refusal to do anything reasonably necessary to enable the Company or the U.S. Affiliate to secure a patent where appropriate in the United States and in other countries; (iv) any attempt directly or indirectly to induce any employee of the Company or the U.S. Affiliate to be employed or perform services elsewhere; (v) any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or the U.S. Affiliate; or (vi) the Grantee being convicted of, or entering a guilty plea with respect to, a crime that could be injurious, detrimental or prejudicial to any interest of the Company or the U.S. Affiliate; provided, however, that “Detrimental Activity” shall not include any conduct described above in Sections B(1)(c)(i) and (v) that occurs exclusively after the Grantee’s employment with the U.S. Affiliate, or the Company if applicable, is terminated for any reason, except to the extent the Grantee engages in such conduct using Confidential Information, in which case Detrimental Activity shall include such conduct.
Upon completion of a Restricted Period, the Grantee shall certify in a manner acceptable to the Company that he or she is not and has not been engaged in Detrimental Activity. If the Grantee does engage in Detrimental Activity prior to, or during the six (6) month period following, the completion of a Restricted Period without the Company’s or the U.S. Affiliate’s express written consent, the Company may rescind the transfer of the Stock (and any related dividends paid under Section B(3) below or paid during the six (6) month period following the completion of the Restricted Period) to the Grantee within six (6) months thereafter or demand that the Grantee pay over to the Company the proceeds received by the Grantee upon the sale, transfer or other transaction involving such Stock (and dividends, if applicable) in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such proceeds any amount owed to the Grantee by the Company or the U.S. Affiliate to the fullest extent permitted by law.
For example, and solely for purposes of illustration, assume that (i) the terms of a grantee’s Employee Restricted Stock Agreement provide that a Restricted Period for a portion of the shares subject to the stock award (“Portion A”) will end on June 30, 2028, a Restricted Period for a portion of the shares subject to the stock award (“Portion B”) will end on June 30, 2029, and a Restricted Period for the remaining portion of the shares subject to the stock award (“Portion C”) will end on June 30, 2030, and (ii) the grantee does not engage in any Detrimental Activity prior to, or during the six (6) month period following, June 30, 2028, but does engage in
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Detrimental Activity during the six (6) month period following June 30, 2029. In this example, the shares transferred as Portion A and any related dividends would not be subject to rescission nor would their proceeds be subject to repayment to the Company because the grantee did not engage in any Detrimental Activity prior to, or during the six (6) month period following, June 30, 2028; however, Portion B and any related dividends would be subject to such rescission or repayment because the grantee engaged in Detrimental Activity during the six (6) month period following June 30, 2029. In addition, Portion C and any related dividends, should they ever become vested, would be subject to such rescission or repayment because the grantee engaged in Detrimental Activity prior to June 30, 2030.
2.    Rights of a Stockholder. From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including but not limited to the right to receive dividends in accordance with and subject to Section B(3) below and the right to vote such shares.
3.    Dividends. Subject to the applicable terms of any fully executed employment agreement between the Grantee and the Company or the U.S. Affiliate and Sections 7.1 and 7.2 of the Plan, if any dividends are payable with respect to any shares of Restricted Stock, then such dividends: (i) shall accrue under the Stock Grant on the applicable dividend payment date; (ii) shall be subject to the same restrictions and risk of forfeiture that apply to such shares of Restricted Stock until the completion of the applicable Restricted Period (as defined in Section B(1)(b) above); and (iii) shall be paid to the Grantee upon the completion of the applicable Restricted Period (or the dividend payment date, if later) in the same form (i.e., cash or shares of unrestricted Stock) as paid to the stockholders of the Company. For clarity, for purposes of the foregoing, any such dividends that are paid to the Grantee (including any such dividends that are paid in shares of unrestricted Stock) shall not be subject to the Trading Restriction. Any Stock distributed in connection with a Stock split shall be subject to the restrictions and risk of forfeiture set forth herein (including the Trading Restriction) to the same extent as the Restricted Stock with respect to which such Stock has been distributed.
4.    Cessation of Employment. Except as may otherwise be specifically provided in a fully executed employment agreement between the Grantee and the Company or the U.S. Affiliate or except as otherwise provided in Section 7.2 of the Plan, if the Grantee’s employment with the U.S. Affiliate, or the Company if applicable, is terminated for any reason prior to a Vesting Date, then the Restricted Stock and any accrued but unpaid dividends that are at that time subject to the restrictions set forth herein (other than the Trading Restriction) shall be forfeited to the Company without payment of any consideration by the Company, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of Restricted Stock or dividends. For clarity, subject to Section B(1)(c) above and Section 8.17 of the Plan, if the Grantee’s employment with the U.S. Affiliate, or the Company if applicable, is terminated for any reason on or after a Vesting Date (including any such termination that occurs prior to the lapse of the Trading Restriction), the Grantee shall not forfeit any Vested Shares that vested on or prior to such Vesting Date or any accrued but unpaid dividends in respect of such Vested Shares.
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5.    Certificates. Restricted Stock granted hereunder may be evidenced in such manner as the Board shall determine. If certificates (in either paper or electronic form) representing Restricted Stock are registered in the name of the Grantee, then such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall have the right to retain possession of such certificates until the completion of the applicable Restricted Period and/or the lapse of the Trading Restriction.
6.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally or in accordance with Section B(13) below, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at his or her address as he or she has designated in writing to the Company, or to the Company: Chief Financial Officer (or his designee) at the Company’s address or such other address as the Company may designate in writing to the Grantee.
7.    Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
8.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Maryland.
9.    Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the Parties.
10.    Agreement Not a Contract of Employment. Neither the Stock Grant, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or the U.S. Affiliate or any subsidiary of the Company.
11.    Section 83(b) Election. The Grantee hereby acknowledges that he or she has been informed that, with respect to the Stock Grant, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on the fair market value of the Restricted Stock on the Date of Grant.
THE GRANTEE ACKNOWLEDGES THAT, IF THE GRANTEE WISHES TO FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY SUCH ELECTION, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.
12.    Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.
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13.    Acceptance of the Stock Grant. The Grantee’s acceptance of the Stock Grant, and the Grantee’s acknowledgement of and agreement with the terms and conditions set forth in this Agreement and the Plan, shall be evidenced by the Grantee’s signature below or by electronic acceptance or authentication in a form authorized by the Company.
The Company may, in its sole discretion, decide to deliver any documents related to the Stock Grant or participation in the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. By accepting the Stock Grant, the Grantee consents to receive any such documents (including but not limited to this Agreement, the Plan, the prospectus for the Plan and any notices described in Section B(6) above) by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.    Tax Withholding Obligations. The Company shall be authorized to satisfy any tax withholding obligations related to the Stock Grant pursuant to Section 8.6 of the Plan. If any such tax withholding obligations are not satisfied, the Company shall have no obligation to deliver the shares of Restricted Stock (or transfer any certificates representing such shares) to the Grantee or to otherwise release such shares from the restrictions and risk of forfeiture set forth herein.
In Witness Whereof, the Parties have executed this Agreement as of the day and year first above written.
Alexandria Real Estate Equities, Inc.
By:
The undersigned hereby accepts and agrees to all the terms and provisions of this Agreement and the Plan.
By:
Name:[    ]
Number of Shares:[    ]

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